Exhibit 99.1

AITX's SARA™ Builds Industry Momentum and Exposure as Agentic AI Agent Designed for Modern Security Needs

National Media Coverage, Industry Awards, and Growing Demand Signal Rising Impact of RAD's Autonomous AI Security Agent

Detroit, Michigan, May 13, 2025 - Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCPK:AITX), through its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced expanded industry recognition for SARA™, the Speaking Autonomous Responsive Agent. SARA is prominently featured in the May/June 2025 issue of Security Today magazine, where the cover story explores AI's growing role in transforming traditional security roles. Alongside the editorial coverage, a full-page ad introduces SARA's capabilities to a national audience of security professionals.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
SARA Builds Momentum
SARA™
Speaking Autonomous Responsive Agent

SARA is an AI-driven software platform that autonomously monitors live security camera feeds, identifies relevant events, and responds in real time through voice-interactive deterrence. Designed to replace or augment traditional human monitoring, SARA analyzes visual data, makes decisions, and issues commands without requiring human input. This allows organizations to dramatically reduce staffing requirements, improve detection accuracy, and achieve faster, more consistent incident response. Delivered as a subscription-based service, SARA integrates seamlessly into RAD-I devices and soon, select third-party camera systems.

Since its introduction, SARA has rapidly moved beyond concept and into active industry adoption. The platform has become a focal point for clients seeking to modernize their security operations. Interest has accelerated following RAD's presence at ISC West 2025, where SARA received both the Judges' Choice Award and Best in Threat Detection and Response Solutions at the SIA New Product Showcase. The recognition helped draw significant attention from integrators, enterprise clients, and remote monitoring providers. With deployments underway and additional pilots in progress, SARA is helping shift the industry toward AI-powered automation and results-driven performance.

"The security industry is experiencing a major shift, and RAD's SARA is a clear example of how AI is moving from concept to deployment," said Ralph C. Jensen, Publisher of Security Today. "We featured this topic because professionals across the sector need to understand how quickly these technologies are advancing, and what that means for their organizations."

The full Security Today cover story, titled "How Long Until AI Takes Your Job?", features insights from AITX and RAD leadership and examines how AI-powered solutions like SARA are reshaping the security landscape. The article is available at www.securitytoday.com.

"We're excited to see the industry engaging with SARA at this level," said Steve Reinharz, CEO/CTO of AITX and RAD. "This exposure, combined with the momentum we're building across sales and deployments, shows that our vision for autonomous, intelligent security is resonating. We're proud to be leading the disruption and delivering solutions that challenge the old guard and drive measurable results."

As adoption of AI-driven solutions accelerates across the security industry, AITX and its RAD subsidiaries remain focused on delivering technologies that reduce costs, enhance performance, and modernize outdated practices. With SARA at the forefront, the Company is converting interest into recurring revenue and reinforcing its leadership position in the shift toward intelligent, autonomous security.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/